CONTACT:
Marie Dagresto
MKR Group, Inc.
bpom@mkr-group.com
323.468.2300

Patrick Dolan
Chairman & CEO
714.612.6726

BPO MANAGEMENT SERVICES APPOINTS DON RUTHERFORD AS CFO

Veteran finance executive brings 35 years of experience

IRVINE, Calif., January 31, 2007 - BPO Management Services Inc., (OTC Pink Sheets: BPOM), a full service business process outsourcing company focused on serving middle market enterprises, today announced the appointment of Don Rutherford as chief financial officer, replacing Bruce Nelson.

Mr. Rutherford brings to BPO Management Services (BPOMS) 35 years of financial experience, most recently as CFO of a publicly held bio-tech company. Prior to that, he held numerous senior executive financial positions, including several with publicly held technology companies. Mr. Rutherford is also a partner with Tatum, LLC, a national executive services firm and a board member and chairman of the audit committee of Performance Capital Management LLC, a public financial services company. Mr. Rutherford started his career with Coopers and Lybrand in its Toronto audit practice and is a Chartered Accountant. He also holds a BASc in Industrial Engineering from the University of Toronto.

"Don brings extensive experience in a variety of industries from start-ups to public and multi-national corporations,” said Patrick Dolan, Chief Executive Officer of BPO Management Services, Inc. "As a CFO and director of a public company, he brings extensive operational and strategic planning expertise, as well as access to the vast resources available through his partnership at Tatum, which we expect will be of tremendous benefit to our future growth plans.”

"At the same time, on behalf of the Board of Directors, management team and employees, I want to thank Bruce for his many years of service to netGuru. We certainly wish him all the best in his future endeavors," concluded Mr. Dolan.

In connection with the netGuru reverse merger, BPOMS has retained new auditors, Kelly & Company, replacing Haskell & White LLP, and the Company's fiscal year end, formerly March 31, has become December 31 .

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical or factual information, the matters discussed in this press release, including without limitation the Company’s future growth plans and the ability of the Company’s common stock to trade or be quoted on various markets are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the availability of financing and changes in market and business conditions; and other risks and factors detailed from time to time in the Company’s public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

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